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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

 FOR:                                                                  CONTACT:
 John A. Ingleman                                                  Todd Bradley
 Chief Financial Officer                                     Investor Relations
 320-597-3797                                                      320-587-1605
                                                                             or
                                                                  Chris Malacek
                                                                      Shandwick
                                                                   612-841-6181

HUTCHINSON TECHNOLOGY AT $.56 PER SHARE NET LOSS THROUGH FIRST EIGHT WEEKS OF FISCAL SECOND QUARTER


HUTCHINSON, Minn., Feb. 26, 1998 - Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) said today that through the first eight weeks of its fiscal 1998 second quarter it has recorded a net loss of $.56 per share basic and diluted on net sales of $52 million. The company's second quarter is the thirteen-week period ending March 29, 1998. Hutchinson Technology expects to report its results for the second quarter on April 21, 1998.

     Wayne M. Fortun, Hutchinson Technology's president and chief executive officer, said that shipments of the company's suspension assemblies have remained below prior quarter levels as a result of continued weak demand. He attributed the weak demand for its conventional suspension assemblies to inventory reduction efforts among the major disk drive manufacturers. For the first eight weeks of the second quarter of 1998, the company shipped a total of 64 million suspensions compared to a total of 135 million for the entire fiscal 1998 first quarter.

     Fortun said the company continues to invest in expanding its capacity to produce TSA suspension assemblies, which the company expects will account for half or more of its output in fiscal 1999. For the first eight weeks of the second quarter of fiscal 1998, the company shipped 7 million TSA suspensions compared to 7 million for the entire first quarter of 1998.

     For the fiscal 1998 first quarter, Hutchinson Technology reported a net loss of $11.5 million, or $.58 per share diluted, on net sales of $89 million. For the fiscal 1997 second quarter, the company reported net income of $16.7 million, or $.91 per share diluted, on net sales of $124 million.

     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives.

                                        (more)

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2 - Hutchinson Technology...

     This announcement contains forward-looking statements that involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of fluctuating order rates and product mix, slower or faster customer acceptance of its new products, difficulties in financing and expanding capacity, changes in manufacturing efficiencies and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended September 28, 1997.

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